UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

On April 21, 2016, Red Mountain mailed the following letter to the Company’s shareholders, which will also be posted by Red Mountain to www.iRobotproxycontest.com:

April 18, 2016

Dear fellow iRobot shareholders,

ACCOUNTABILITY IS NECESSARY IN THE BOARDROOM OF iROBOT

PLEASE VOTE THE GREEN PROXY CARD TODAY

Red Mountain Capital Partners LLC (“Red Mountain” or “we”) is the beneficial owner of approximately 6.2% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”).  As you may know, we have attempted to engage constructively with iRobot’s management and board of directors (the “Board”) for over a year to enhance value for all iRobot shareholders and, for the first time in our ten-year history, we are waging a proxy contest for the election of two directors to the Board.  We strongly believe that change is necessary in the boardroom.  As one of iRobot’s largest shareholders, our interests are aligned with yours, and we want nothing more than to see iRobot achieve its extraordinary potential – something we believe the Company has failed to do since its IPO in 2005.

On April 14, 2016, Colin Angle, iRobot’s Chairman and Chief Executive Officer, sent a letter to shareholders attacking the relevancy of our candidates’ experience and our understanding of the Company’s business.  Mr. Angle’s latest response to Red Mountain’s campaign to improve iRobot’s governance displays the hallmarks of an entrenched board desperately seeking to avoid any outside scrutiny.  The Board, which has reduced its collective beneficial ownership of the Company’s stock from 38%1 before the IPO to less than 4% as of the date of iRobot’s proxy statement (most of which was received as executive or director compensation), is now attempting to distract shareholders with cherry-picked performance metrics and personal attacks.  We agree that “this proxy contest comes down to one point.”  Should a significant shareholder be represented in the boardroom?  Given the Company’s dismal track record of returns on investment (which Mr. Angle does not mention), we believe that the Board urgently requires a shareholder perspective in order to establish a culture of accountability.

By its own actions, the Board has adopted and thus validated many of the key components of the value enhancement plan we laid out in detail in April 2015.  Despite Mr. Angle’s empty charge that Red Mountain “lack[s] a fundamental understanding of iRobot’s business” and that “[t]he actions that Red Mountain has proposed … were well underway before Red Mountain became a shareholder,” it is clear that the Board agrees with our understanding of iRobot’s business through its actions, and took those actions only after we published our detailed value enhancement plan on December 1, 2015, following eight months of private dialogue.  As recently as September 1, 2015, in a wide ranging interview with the Wall Street Journal, Mr. Angle claimed that the robot-vacuum business “is only a small part of the ambition of the business and of the economic value of the iRobot technology base,” and expressed continued support for the Company’s investment in its Defense & Security (“D&S”) and Remote Presence businesses.  As evidenced by the Board’s implementation of much of our value enhancement plan and the outperformance of iRobot’s stock price since we filed our initial Schedule 13D in April 2015, we are confident that our director nominees have the critical expertise and fundamental understanding of iRobot’s business that is necessary to create sustainable shareholder value.

1 The 38% reflects ownership of incumbent directors serving on the Board at the time of the IPO and includes shares (approximately 7% of the shares outstanding) held by First Albany Companies and First Albany Private Funds (collectively, “First Albany”) that we believe George McNamee could have been deemed to beneficially own by virtue of his relationship with First Albany. iRobot’s public filings did not include such shares in Mr. McNamee’s beneficial ownership as a Special Committee of First Albany Companies that did not include Mr. McNamee was reported to have sole investment discretion over such shares.  Assumes First Albany no longer owns shares of the Company.

In his April 14th letter to shareholders, Mr. Angle made a number of statements that we believe obscure iRobot’s chronic underperformance and mislead shareholders about Red Mountain’s intentions and the relevant expertise of our nominees.

SHAREHOLDERS DESERVE TO KNOW THE FACTS:

WE BELIEVE MR. ANGLE IS MISLEADING SHAREHOLDERS BY CHERRY-PICKING QUOTES FROM OUR PRIVATE CORRESPONDENCE IN AN ATTEMPT TO DEMONSTRATE INCONSISTENCIES IN RED MOUNTAIN’S POSITION OVER THE PAST YEAR

In his April 14th letter to shareholders, Mr. Angle selectively quoted from our good faith and constructive private correspondence with him in an attempt to demonstrate inconsistencies in Red Mountain’s position over the past year and to support the incredulous and extreme statement that “Mr. Mesdag will say anything to secure a personal seat on the iRobot Board.” In fact, our private correspondence reveals that Red Mountain’s value enhancement plan was presented to the Board in detail over a year ago, and that Mr. Angle and the Board resisted its adoption until we publicly released the plan on December 1, 2015.

In response to Mr. Angle’s public reference to and selective disclosure from our private correspondence, we have posted all of our private letters to the Board in the “Historical Engagement” section of our website at www.irobotproxycontest.com.  They are dated April 8, 2015, May 16, 2015, July 29, 2015, August 6, 2015, August 21, 2015, September 3, 2015 (email) and November 12, 2015.  We invite shareholders to judge for themselves.

iROBOT'S RECORD OF UNDERPERFORMANCE IS INDISPUTABLE

iRobot's record of underperformance is reflected in its stock price appreciation relative to the NASDAQ and other relevant indices or peer groups over any meaningful period in the past ten years – except during the Board’s arbitrary three-year and three-month time frame which deliberately selects a valuation trough at the beginning of 2013 as its starting point and includes the outperformance following Red Mountain’s initial Schedule 13D filing in April 2015 as its ending point.  Due to a lack of capital allocation discipline, iRobot has grown its expenses at a faster rate than its revenue, has accumulated excess capital, and has been unable to generate returns on investment that exceed its cost of capital, which is the minimum threshold that all businesses need to achieve to create economic value.  This is the primary reason why we believe iRobot’s stock has significantly underperformed since its IPO over 10 years ago, and over any meaningful period prior to Red Mountain’s initial Schedule 13D filing in April 2015.

As set forth in the following chart, which is reproduced from iRobot’s 2015 annual report, the Company’s stock underperformed its selected benchmarks for the relevant five-year period ending December 31, 2015.  The only reason this table was presented to shareholders is because the Company is required to do so under SEC rules.

Source: Reproduced from iRobot 2015 annual report disseminated with its 2016 proxy statement.

The only period of meaningful outperformance is since April 8, 2015, when Red Mountain filed its initial Schedule 13D and outlined its detailed value enhancement plan.  All of the outperformance relative to the NASDAQ index in the Board’s arbitrary three-year and three-month performance period beginning on January 1, 2013, can be attributed to outperformance against the NASDAQ index since Red Mountain filed its initial Schedule 13D2.

2 The Board’s claimed outperformance of 4% relative to the NASDAQ during its arbitrary three-year and three-month performance period between January 1, 2013 and April 8, 2016 includes 7.5% of outperformance since Red Mountain’s initial Schedule 13D filing on April 8, 2015.

THE BOARD CONTINUES TO SQUANDER THE OPPORTUNITY TO GENERATE SIGNIFICANT SHAREHOLDER VALUE

While the Board has validated much of Red Mountain’s value enhancement plan through its commitment to focus on Home Robots, sale of D&S, de-emphasis of Remote Presence, increased return of capital and improved governance initiatives, management continues to waste the opportunity to create sustainable shareholder value through increased operating leverage and margin expansion.  Even though the Company is selling D&S and de-emphasizing Remote Presence, both of which are money-losing businesses and neither of which generate significant revenue, management has not communicated a plan to reduce the Company’s total operating expenses as a percentage of revenue following the discontinuation of these businesses.  This would be consistent with the fact that iRobot’s total operating expenses have grown at a faster rate than its revenue over the past five and ten years.  In our view, management must take advantage of its opportunity to increase the Company’s operating leverage and expand its operating income margin.

We believe there are numerous opportunities to increase the Company’s operating income margin by reducing its operating expense base through disciplined investment and cost management.  While the Company’s sales have grown by 7% per annum over the past five years, its costs have grown by 10%, suggesting that there is no operating leverage in the business.  We find this to be implausible, and a wasted opportunity to deliver sustainable shareholder value.  A modest decrease in operating expenses of three percentage points (less than 10% of total operating expenses) could drive a significant increase in the Company’s stock price.

Despite Mr. Angle’s contention, we are not recommending general cuts in R&D, but are rather recommending disciplined investment and cost management and associated accountability for returns on invested capital.  Management’s poor track record of capital allocation is well established by its consistent failure to generate a return on investment in excess of its cost of capital.  We seriously question Mr. Angle’s assertion that “our D&S business generated a significant return on investment,” when it generated only $55 million of revenue in 2015 and was sold for only $30 million (plus an earn-out of up to $15 million).  We believe that over $50 million in R&D alone was spent on the Remote Presence business (not to mention COGS and SG&A) which never generated any meaningful revenue.  And, as noted in Mr. Angle’s interview in the Wall Street Journal, “[t]he company’s early efforts included robots to be used in space exploration, producing technology but no immediate profits.  It briefly made the My Real Baby robot doll and developed a commercial floor cleaner and robots to be used for oil exploration.  None panned out in the market.  Robots to clean swimming pools and gutters have sold only in small quantities.”  The only commercially viable new consumer product that iRobot has introduced beyond the Roomba vacuum robot is the Braava mopping robot, a product that the Company acquired through its acquisition of Evolution Robotics in 2012.  The problem is not the amount that iRobot spends on R&D; it is the absence of any apparent return discipline in its R&D program.

MANAGEMENT AND THE BOARD MUST REPOSITION iROBOT TO BE A WORLD-CLASS TECHNOLOGY-ENABLED GLOBAL CONSUMER PRODUCTS COMPANY

Our plan to drive long-term value for shareholders is to reposition iRobot to be a world-class technology-enabled global consumer products company.  In his April 14th letter to shareholders, Mr. Angle stated, “We are not merely changing the colors or flavors of our products (like a consumer products company might)” in a misplaced attempt to dismiss the value that a seasoned consumer products executive could bring to the Board.  Reflecting upon this comment, we are concerned that Mr. Angle may not understand the consumer products business he is in.  In our experience, consumer products businesses are among the most complex and competitive businesses in the world.  iRobot’s vacuum cleaners vie for shelf space at Bed, Bath & Beyond and other retail stores in the United States and around the world alongside other robotic vacuum cleaners and conventional vacuum cleaners.  Amazon.com currently offers over 20 brands and over 100 models of robotic vacuum cleaners on its website.  Demonstrated excellence in branding, pricing, product development, supply chain management and retail distribution are key characteristics of a successful consumer products company.  It requires much more than simply “shifting our focus” to the Home Robots business from a portfolio of unrelated robotics activities to become a world-class technology-enabled global consumer products company.

OUR NOMINEES BRING CRITICAL EXPERTISE WHICH WOULD SIGNIFICANTLY ENHANCE THE BOARD’S ABILITY TO HOLD MANAGEMENT ACCOUNTABLE FOR ITS PERFORMANCE

My fellow nominee, Larry Peiros, brings 32 years of operating experience at The Clorox Company, one of the most successful consumer products companies in the world, where he recently retired as its Chief Operating Officer.  He is an expert in consumer products branding, pricing, product development, supply chain management and retail distribution, and knows the difference between “good enough” and “great”.  He understands the consumer, the retailer, the distributor and the supplier, and the importance of being a consumer-centric business in order to drive success at every point along the consumer products value chain.  Who else on the Board has this depth of experience in this critical area of expertise?

I bring 21 years of advisory experience at Goldman, Sachs & Co., one of the most successful investment banks in the world, where I advised the firm’s clients on how to create shareholder value through capital markets transactions and mergers, acquisitions and divestitures.  I retired as a Partner and Managing Director of the firm in 2001, and remained as an Advisory Director until 2002.  For the past ten years, I have invested in small cap public companies with a view to enhancing shareholder value through active engagement with their managements and boards.  My primary focus and expertise is effective capital allocation and good governance.  Over the past fifteen years, I have served on the boards of six of Red Mountain’s portfolio companies (four public and two private) and three other public companies in the United States and Europe.  Who else on the Board has this depth of experience in this critical area of expertise?

We believe that the Board’s stated selection criteria for new directors were deliberately tailored to exclude Red Mountain’s nominees.  While we do not deny the importance of “software development, data analytics, Internet of Things and international technology sourcing” to iRobot’s business, we do not believe that they are the only skills required in the boardroom.  We find it troubling that the Board places no emphasis on critical boardroom expertise such as operational excellence in a global consumer products business, effective capital allocation and governance best practices, and continues to deny these significant deficits in the Board’s expertise.  In his April 14th letter to shareholders, Mr. Angle states: “Red Mountain’s candidates have no relevant expertise in our industry.”  Really?

Red Mountain did not seek to replace the Board's nominees.  We proposed that the size of the Board be increased from eight directors to ten, and to appoint our nominees in addition to the Board’s nominees.  The Board chose to engage in a proxy contest which would put only its two newest directors at risk instead of appointing the representative of a large shareholder who would hold management accountable.  Due to the Board’s decision not to immediately declassify the Board, no incumbent directors previously elected by shareholders are standing for re-election.

THIS PROXY CONTEST COMES DOWN TO ONE POINT: ACCOUNTABILITY

Why does the Board fear the challenge of a shareholder perspective in the boardroom?  Red Mountain’s only "agenda" is to help create a culture of accountability in the boardroom in which:

➢	the Board holds management accountable for its performance,
➢	the Board is responsive to shareholders, and
➢	management and the Board create sustainable shareholder value.

We strongly recommend that shareholders vote on the GREEN proxy card to elect our experienced and highly qualified director nominees, Lawrence S. Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on May 25, 2016.

I encourage my fellow shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com.

Sincerely,

Willem Mesdag
Managing Partner

PLEASE VOTE THE GREEN PROXY CARD TODAY
WE NEED YOUR HELP!

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550